Exhibit d 1 c

MAINSTAY FUNDS TRUST

AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment to the Management Agreement is hereby made as of the 1st day of August, 2010, between MainStay Funds Trust, a Delaware business trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to a Management Agreement, dated  November 10, 2009, as amended (the “Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect revisions to the management fee for MainStay ICAP Select Equity Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective August 1, 2010, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Kevin Bopp	By:	/s/ Stephen P. Fisher
Name:	Kevin M. Bopp		Name:	Stephen P. Fisher
Title:	Vice President and Assistant		Title:	Senior Managing Director
General Counsel

MAINSTAY FUNDS TRUST

Attest:	/s/ Kevin M. Bopp	By:	/s/ Jack R. Benintende
Name:	Kevin M. Bopp		Name:	Jack R. Benintende
Title:	Assistant Secretary		Title:	Treasurer

SCHEDULE A

(As of August 1, 2010)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, an annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS

MainStay Cash Reserves Fund	0.45% on assets up to $500 million; 0.40% on assets between $500 million an $1 billion; and 0.35% on assets in excess of $1 billion

MainStay Conservative Allocation Fund	0.000%*

MainStay Epoch U.S. All Cap Fund	0.850% up to $500 million; 0.825% $500 million to $1 billion; and 0.800% in excess of $1 billion

MainStay Epoch Global Choice Fund	1.00%

MainStay Epoch Global Equity Yield Fund	0.70%

MainStay Epoch International Small Cap Fund	1.10%

MainStay Epoch U. S. Equity Fund	0.80%

MainStay Floating Rate Fund	0.600% up to $1 billion; and 0.575% in excess of $l billion

MainStay Growth Allocation Fund	0.000%*

MainStay Growth Equity Fund	0.700% up to $500 million; and 0.675% in excess of $500 million

MainStay High Yield Municipal Bond Fund	0.55%

MainStay ICAP Equity Fund	0.80%

MainStay ICAP International Fund	0.80%

MainStay ICAP Global Fund	0.80%

MainStay ICAP Select Equity Fund	0.80% up to $5 billion; and 0.775% in excess of $5 billion

MainStay Indexed Bond Fund	0.350% up to $1 billion; and 0.300% in excess of $1 billion

MainStay Intermediate Term Bond Fund	0.600% up to $500 million; and 0.575% from $500 million to $1 billion; and 0.550% in excess of $1 billion

MainStay Moderate Allocation Fund	0.000%*

MainStay Moderate Growth Allocation Fund	0.000%*

MainStay S&P 500 Index Fund	0.250% up to $1 billion; 0.225% from $1 billion to $2 billion; 0.215% from $2 billion to $3 billion; and 0.200% in excess of $3 billion

MainStay Short Term Bond Fund	0.600% up to $500 million; and 0.575% in excess of $500 million

MainStay 130/30 Core Fund	1.000%

MainStay 130/30 Growth Fund	1.000%

MainStay 130/30 International Fund	1.100%

MainStay Retirement 2010 Fund	1.000%

MainStay Retirement 2020 Fund	1.000%

MainStay Retirement 2030 Fund	1.000%

MainStay Retirement 2040 Fund	1.000%

MainStay Retirement 2050 Fund	1.000%

* The Manager will receive no fee from the Fund, although the parties acknowledge that theManager or its affiliates shall receive compensation from other registered investment companies,including other series of the Company, in connection with assets of the Fund that are invested insuch investment companies.